Rand Logistics Inc.

                              FOR IMMEDIATE RELEASE

                RAND LOGISTICS PURCHASES PREVIOUSLY LEASED VESSEL

New York, NY - March 26, 2007 - Rand Logistics Inc. (NASDAQ: RLOG, RLOGW, RLOGU) today announced that it purchased the Manistee, a self-unloading bulk carrier, for $2.2 million. The Company previously leased the boat from a subsidiary of Sand Products Corporation, and financed the purchase through debt with its existing lender, GE Capital Corporation.

Laurence Levy, Chairman and CEO of Rand Logistics, stated, "We are pleased to have completed this transaction, which will be accretive to earnings. The purchase of the Manistee eliminates $350,000 of annual lease expense, which would have grown to $500,000 after March 31, 2008. The annual interest expense on the $2.2 million of added borrowings will be significantly less than the alternative of continuing to lease the vessel. Additionally, we were also able to reduce the interest rate for our overall U.S. and Canadian borrowings by 50 basis points, which produces further annual savings of approximately $100,000. We remain confident in Rand's strong fleet and market position on the Great Lakes."

About Rand Logistics

Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of eleven self-unloading bulk carriers, including nine River Class vessels and one River Class self-unloading tug/barge unit. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act - which dictates that only ships that are built, crewed and owned by U.S. citizens can operate between U.S. ports - and the Canada Marine Act - which requires Canadian commissioned ships to operate between Canadian ports.

Forward-Looking Statements

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) concerning the Company and its operating subsidiaries. Forward-looking statements are statements that are not historical facts, but instead statements based upon the current beliefs and expectations of management of the Company. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the results included in such forward-looking statements.

CONTACT:                               -OR-          INVESTOR RELATIONS COUNSEL:
Rand Logistics, Inc.                                 The Equity Group Inc.
Laurence S. Levy, Chairman & CEO                     Loren G. Mortman
212-644-3450                                         (212) 836-9604
                                                     LMortman@equityny.com
                                                     www.theequitygroup.com

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